EXHIBIT 10.37

                       Purchase and Sale Agreement between
                      CNL Retirement ER1, LP, as Buyer, and
                         Peabody Campus, LLC, as Seller,
      relating to the Brooksby Village Continuing Care Retirement Community
                            - Peabody, Massachusetts




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                     REAL ESTATE PURCHASE AND SALE CONTRACT

                                 by and between



                             CNL RETIREMENT ER1, LP,

                         a Delaware limited partnership

                                    as BUYER



                                       and



                              PEABODY CAMPUS, LLC,

                      a Maryland limited liability company,

                                    as SELLER



                     Premises: Land within Brooksby Village,
        a continuing care retirement community in Peabody, Massachusetts



                          (Tenant: Peabody Campus, LLC,
                      a Maryland limited liability company)



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                                TABLE OF CONTENTS
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                                                                                                                Page
                                                                                                                ----

1.       Definitions..............................................................................................1

2.       Purchase and Sale of Premises............................................................................5

3.       Purchase Price for Premises..............................................................................5

4.       Closing Date.............................................................................................6

5.       Conditions to Buyer's Obligation to Close................................................................6

6.       Deliveries at Closing...................................................................................10

7.       Closing and Other Costs, Adjustments and Prorations.....................................................12

8.       Inspections.............................................................................................13

9.       Title to Premises; State of Title to be Conveyed........................................................13

10.      Escrow Agent............................................................................................13

11.      Covenants, Representations and Warranties...............................................................15

12.      Covenants of Seller Pending Closing.....................................................................17

13.      Eminent Domain..........................................................................................18

14.      Casualty................................................................................................18

15.      Remedies Upon Default...................................................................................18

16.      Notices.................................................................................................19

17.      Brokerage Commissions...................................................................................20

18.      Miscellaneous Provisions................................................................................20


         Attachments:

         Exhibit A         -        Description of Premises
         Exhibit B         -        Intentionally Omitted
         Exhibit C         -        Intentionally Omitted
         Exhibit D         -        Intentionally Omitted
         Exhibit E         -        Form of Assignment of Licenses, Permits, Plans, Contracts and Warranties
         Exhibit F         -        Intentionally Omitted
         Exhibit G         -        Form of Deed


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                     REAL ESTATE PURCHASE AND SALE CONTRACT


         THIS REAL ESTATE PURCHASE AND SALE CONTRACT (this "Agreement") made and entered into as of the Effective Date set forth herein, by and between PEABODY CAMPUS, LLC, a Maryland limited liability company, having a mailing address at 701 Maiden Choice Lane, Catonsville, MD 21228 ( "Seller"), and CNL RETIREMENT ER1, LP, a Delaware limited partnership, having a mailing address at CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801 ("Buyer");

                              W I T N E S S E T H:

         WHEREAS, Seller is the fee simple owner of and is willing to sell a parcel of real property located in the City of Peabody, Essex County, Massachusetts; and

         WHEREAS, Buyer is willing to buy such real property upon the terms and conditions hereinafter set forth; and

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Definitions. In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

              (a)  "Bond  Facility"  shall  mean a  variable  rate  demand  bond facility involving a maximum principal obligation in an amount of $57,385,000.00, pursuant to which BVI will finance the Purchase Deposit to be paid to Seller pursuant to the Purchase Option, as well as other specified sums and amounts relating to the development, construction and financing of the Community, which shall be secured, inter alia, by a lien against the Premises and by a lien against the Tenant's entire interests in the Project.

              (b) "Bond Facility Documents" shall mean the documents evidencing and securing the Bond Facility.

              (c) "BVI" shall mean Brooksby Village, Inc., a Maryland non-stock company which is the tenant under the Community Lease and the optionee under the Purchase Option.

              (d) "Closing" shall mean the consummation of the purchase and sale of the Premises in accordance with the terms of this Agreement.

              (e)   "Community"   shall  mean  the  continuing  care  retirement
community known as Brooksby Village located within the Community Facilities.

              (f) "Community Facilities" shall mean the complete Improvements leased to BVI under and pursuant to the Community Lease.

              (g) "Community Lease" shall mean that certain Brooksby Village Retirement Community Amended and Restated Master Lease and Use Agreement dated as of September 16, 1999 and entered into by and between Seller and BVI pursuant to which BVI is the tenant of the Community Facilities, as amended as of Closing.

              (h) "Community Lease Non-Disturbance and Attornment Agreement" shall have the meaning ascribed to it in Section 6(a) 6 of this Agreement.

              (i) "Community Loan" shall mean the secured loan from BVI to Tenant, relating to resident deposits paid to BVI, as set forth in and to be evidenced and secured as provided in the Community Loan Documents.

              (j) "Community Loan Documents" shall mean the documents evidencing and securing the Community Loan, as amended as of Closing, and which shall encumber only Tenant's leasehold and other (and not Buyer's) interests in or relating to the Premises.

              (k) "Community Management Agreement" shall mean the Management and Marketing Agreement dated September 16, 1999 by and between BVI and SCS Seabrook, LLC, as assigned to Community Manager and as amended as of Closing, whereby the Community Manager is providing management and marketing services for the Community.

              (l) "Community Manager" shall mean Erickson Retirement, in its capacity as the manager under the Community Management Agreement.

              (m) "Community Residents" shall residents of continuing care, assisted living or skilled nursing units within the Community Facilities under written residence and care or similar occupancy agreements with BVI.

              (n) "Contracts" shall mean, with respect to the Premises, any leases, operating agreements, or other contracts, other than the Lease and related documents referred to herein, the Community Lease, the Purchase Option Agreement and the Bond Facility Documents that would affect the Premises after Closing and be binding upon Buyer.

              (o) "Developer" shall mean Erickson Retirement, in its capacity as developer under the Development Agreement.

              (p)  "Development  Agreement"  shall  mean that  certain  Brooksby
Village Amended and Restated Development Agreement to be made and executed between Developer and Tenant, pursuant to which Developer will develop and manage the development and construction of the Improvements, as amended as of Closing.

              (q) "Earnest Money Deposit" shall mean the deposit of $50,000.00 to be given by Buyer to Escrow Agent pursuant to Section 3(a) of this Agreement, as well as all interest earned thereon in the interest-bearing money market account in which Escrow Agent is required to place the Initial Earnest Money Deposit.

              (r) "Effective Date" of this Agreement shall as of September 1, 2002.

              (s)  "Erickson   Retirement"   shall  mean   Erickson   Retirement
Communities, LLC, a Maryland limited liability company, which is the sole member and parent company of the Tenant.

              (t) "Escrow Agent" shall mean Chicago Title Insurance Company, whose address is set forth in Section 16 below.

              (u) "Guarantor" shall mean Erickson Retirement, in its capacity as the guarantor under the Guaranty.

              (v) "Guaranty" shall mean the limited guaranty and indemnity agreement relating to the Lease to be executed by the Guarantor and delivered to Buyer at Closing.

              (w) "Hazardous Materials" shall mean all toxic or hazardous materials, chemicals, wastes, pollutants or similar substances, including, without limitation, Petroleum (as hereinafter defined), asbestos insulation and/or urea formaldehyde insulation, which are regulated, governed, restricted or prohibited by any federal, state or local law, decision, statute, rule, regulation or ordinance currently in existence or hereafter enacted or rendered (hereinafter collectively referred to as the "Hazardous Materials Laws") including, but not limited to, those materials or substances defined as "hazardous substances," "hazardous materials," "toxic substances" or "pollutants" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., and any applicable statutes, ordinances or regulations under the laws of the State in which the Premises are located, and any rules and regulations promulgated thereunder, all as presently or hereafter amended. "Petroleum" for purposes of this Agreement shall include, without limitation, oil or petroleum of any kind and in any form including but not limited to oil, petroleum, fuel oil, oil sludge, oil refuse, oil mixed with other waste, crude oil, gasoline, diesel fuel and kerosene.

              (x) "Improvements" shall mean all improvements currently existing or to be constructed on the Premises by Tenant as part of the Community Facilities leased or to be leased to BVI, as more particularly described and delineated in the Community Lease, the Development Agreement and the Bond Facility Documents.

              (y) "Inspection Period" shall mean that period of time starting on the Effective Date of this Agreement and terminating on October 7, 2002.

              (z) "Land Option" shall mean the option to purchase the Premises granted to Tenant pursuant to the Lease.

              (aa) "Lease" shall mean that certain Ground Lease Agreement to be entered into at Closing between Buyer, as lessor, and Tenant, as lessee, pursuant to which Tenant shall lease the Premises from Buyer.

              (bb) "Permits" shall mean all of the governmental permits, including licenses and authorizations, required for the ownership, use and leasing of the Premises, including without limitation certificates of occupancy, building permits, signage permits, site use approvals, zoning certificates, environmental and land use permits and any and all necessary approvals from state or local authorities other than such permits, operating permits, certificates, licenses and approvals which are to be held by, or transferred to, the Tenant or BVI in order to permit the Tenant to operate the Premises properly in accordance with the terms of the Lease or to develop and construct the Improvements.

              (cc) "Permitted Exceptions" shall mean those items set forth in the title commitment issued to Buyer by or on behalf of Title Company during the Inspection Period (other than items customarily deleted or modified at closing and items which Seller has agreed, in its reasonable discretion, to address in response to Buyer's request or objections, including provision of appropriate and available endorsements), and other matters to which Buyer has consented during the Inspection Period or prior to Closing (including without limitation those exceptions and appurtenances to title which are to be approved by Buyer pursuant to Section 12(a) of this Agreement).

              (dd)   "Plans"   shall  mean  the  final   "as-built"   plans  and
specifications for the existing and completed Improvements, which are to be furnished by Seller to Buyer pursuant to Section 5(a)(2) of this Agreement.

              (ee) "Premises" shall mean that certain parcel of real property being more particularly described on Exhibit A attached hereto, together with all tenements, hereditaments and appurtenances belonging or in any way appertaining to such real property, and all of Seller's rights, title and interest in and to (i) any and all property lying in the bed of any street, road or avenue, open or proposed, in front of or adjoining such real property to the center line thereof, (ii) any strips and gores of land adjacent to, abutting or used in connection with such real property, and (iii) any easements and rights, if any, inuring to the benefit of such real property or to Seller in connection therewith, all other than and excluding, however, the Improvements.

              (ff) "Project" shall mean all phases, including those currently existing and still to be constructed, of that certain continuing care retirement community located on the Premises.

              (gg) "Purchase Option" shall mean the option to purchase the Project as granted to BVI pursuant to the Purchase Option Agreement.

              (hh) "Purchase Option Agreement" shall mean the Purchase Option Agreement to be entered into by and between Tenant and BVI pursuant to which BVI has been granted an option to purchase certain "Property" as described therein, including the Improvements and interests in the Premises.

              (ii) "Purchase Option Deposit" shall mean the "Purchase Deposit" as defined in the Purchase Option Agreement.

              (jj) "Purchase Option Mortgage" shall mean the mortgage granted by Seller to BVI in order to secure Seller's obligation, under certain conditions, to refund the Purchase Option Deposit to BVI.

              (kk) "Purchase  Price" shall mean SEVENTEEN  MILLION THREE HUNDRED
EIGHTY-THREE   THOUSAND   SEVEN   HUNDRED   EIGHTY-THREE   AND  78/100   DOLLARS
($17,383,783.78).

              (ll)  "Seller's   Reimbursement"  shall  mean  the  fixed  sum  of
$80,000.00, to be credited by Seller to Buyer at Closing in reimbursement of Buyer's third-party inspection, review costs and other acquisition costs.

              (mm) "Tenant" shall mean Seller in its capacity as tenant under the Lease.

              (nn) "Title Company" shall mean Chicago Title Insurance Company, which shall issue the owner's policy of title insurance required hereunder by and through its agent.

         2. Purchase and Sale of Premises. Subject to the terms, provisions and conditions set forth herein, Seller hereby agrees to sell the Premises to Buyer, and Buyer hereby agrees to purchase the Premises from Seller.

         3. Purchase Price for Premises. The Purchase Price for the Premises shall be payable in the following manner:

              (a) Earnest Money Deposit. Not later than five (5) days following the date on which Buyer shall receive a counterpart of this Agreement fully executed by Buyer (or the closing date, whichever is sooner), Seller and Escrow Agent, Buyer shall deposit with Escrow Agent the Earnest Money Deposit hereunder, to be held and disbursed in accordance with the terms of this Agreement.

              (b) Earnest Money Deposit. After clearance of funds, Escrow Agent shall hold the Earnest Money Deposit in an interest bearing money market account at a federally insured financial institution reasonably acceptable to Buyer and Escrow Agent, and interest earned thereon shall be reported under the United States Taxpayer Identification Number (Applied For and to be provided upon receipt) of Buyer. All interest earned on the Earnest Money Deposit, or any portion thereof, shall be deemed to constitute a portion of the Earnest Money Deposit and shall be disbursed in accordance with the terms of this Agreement. The Earnest Money Deposit shall be credited to the cash due from Buyer at Closing.

              (c) Balance of Purchase Price. The balance of the Purchase Price, less any apportionments set forth in Section 7 hereof and interest earned on the Earnest Money Deposit, shall be paid in full by Buyer at the Closing by wire transfer of immediately available federal funds, as Seller shall direct.

         4. Closing Date. The Closing shall take place by on or before October 31, 2002 (the "Closing Date"), on an earlier date specified by Buyer on not less than five (5) business days prior written notice to Seller, or such other date as is mutually agreeable to Buyer and Seller, at the offices of Escrow Agent in a national business unit office of Escrow Agent at such time as is mutually acceptable to Buyer and Seller or at such other location agreed to by Buyer and Seller.

         5. Conditions to Buyer's Obligation to Close. Buyer's obligation to purchase the Premises on the Closing Date is subject to the satisfaction of the following contingencies and conditions in the manner and within the time limits herein specified:

         (a) Within Five  Business Days  following  the  Effective  Date of this
Agreement: Seller shall deliver, or have delivered, to Buyer (at no cost to Buyer) or shall make available to Buyer at either Seller's principal place of business or at the Premises, and, upon Buyer's request, shall deliver copies of:

                  (1)  Any  and  all  tests,   surveys,   examinations,   plans,
appraisals, permits, licenses, environmental studies or reports and other studies or investigations regarding the Premises which the Seller may have in its possession or control;

                  (2) Final "as-built" Plans for the existing Improvements;

                  (3) All Permits, including without limitation, a certificate of occupancy and an operating permit or license for the use and occupancy of the Premises by Tenant.

                  (4) Detailed site plans reflecting and differentiating all existing and proposed Improvements within the Project.

                  (5)  All  existing   documents  between  Seller,   BVI  and/or
Community Manager which the Premises will be subject to as of Closing and which will be binding upon Buyer.

              (b) Within the Inspection Period:

                  (1) Buyer shall have obtained and approved a commitment from the Title Company for an owner's title insurance policy (ALTA form) with respect to the Premises, naming Buyer as the Proposed Insured in the amount of the Purchase Price (the "Title Commitment"), together with the following:

                        (i) All exceptions and appurtenances to title referred to in the Title Commitment;

                        (ii) All proposed exceptions and appurtenances to title which are intended to be of record as of the Closing Date, other than those exceptions and appurtenances to title which are to be approved by Buyer pursuant to Section 12(a)Error! Reference source not found. of this Agreement;

                        (iii) All covenants, restrictions and other encumbrances, if any, which Seller desires that the Lease establish of record for the benefit of Tenant, whether affecting the Premises, the remainder of the project or center in which the Premises are located or any other property;

                        (iv) Evidence that any such covenants and restrictions for the benefit of Tenant which encumber property other than the Premises are not subject to extinguishment (e.g., by the foreclosure of any superior lien on the property encumbered thereby) and, if permitted by applicable law, the Title Commitment shall insure the same;

                        (v) A copy of the most recent tax bill (and paid receipt therefor) with respect to ad valorem real property taxes and assessments levied or assessed with respect to the Premises; and

              (2) A current letter or certificate from an appropriate municipal, county or other governmental representative confirming the zoning classification for the Premises, that the use and operation of the Premises for Tenant's proposed use is in compliance with the applicable zoning ordinance, and a final recorded plat approved by the applicable governmental authority or other acceptable evidence confirming that the Premises are a legally subdivided parcel or are legally subdivided parcels;

              (3) Buyer shall have approved the zoning of the Premises and its compliance with applicable zoning and subdivision laws, including without limitation the documents which Seller is required to furnish Buyer pursuant to
Section 5(a) above.

              (4) Buyer and Tenant  shall have  mutually  agreed upon all of the terms and conditions of the Lease to be entered into at Closing. In connection therewith, Buyer and Tenant shall, during the Inspection Period, negotiate the terms and provisions of the Lease on the basis of (but shall in no way be bound
by) the form of Lease attached hereto as Exhibit D, and shall act in a commercially reasonable manner in such negotiations. Notwithstanding the foregoing, however, the final negotiated Lease to be executed at Closing shall in any event require (i) an initial term of ten (10) years commencing with the Closing Date, (ii) two (2) five (5) year renewal options, (iii) that the Premises be used and occupied by Tenant only as and for an continuing care retirement community and related ancillary uses as contemplated under the Community Lease, and (iv) that the annual minimum rental rate payable by Tenant during the term of the Lease shall be fifteen percent (15%) of the Purchase Price.

              (5) Buyer and Seller shall have mutually agreed on the form of the Guaranty and other documents to be executed by Buyer as contemplated hereunder in connection with the Bond Facility and Community Lease.


              (6) Buyer shall have received evidence that legally sufficient parking is available on the Premises without the benefit of any parking easements created on adjacent property to comply with applicable zoning requirements and that all utilities are available to and in service at the Improvements.

              (7) Buyer shall have obtained and approved an appraisal of the Premises.

              (8) Buyer shall have obtained and approved an environmental assessment of the Premises.

              (9) Buyer shall have obtained and approved an acceptable, updated "as-built" survey of the Premises.

              (10) Buyer and Tenant shall have approved the Plans which Seller is required to furnish to Buyer pursuant to Section 5(a) above.

              (11) Buyer shall have received informational copies of any existing architects or engineer's certificates relating to the Project in Seller's possession or control, or similar due diligence information provided in connection with the Bond Facility.

              (12) The transaction contemplated hereby shall have been approved by the Board of Directors of CNL Retirement Properties, Inc. ("CNL Parent").

              (13) Buyer shall have approved the Permits, warranties and guaranties copies of which Seller is required to furnish to Buyer pursuant to
Section 5(a) above, the originals of which shall be delivered to Buyer at the Closing.

              (14) Buyer shall have otherwise determined, in its sole and absolute discretion, that the Premises are satisfactory to Buyer.

         (c) On or before the Closing Date:

              (1) Seller shall be, and at the time of Closing shall continue to be, the owner of the fee simple interest in the Premises, free from all liens, encumbrances, restrictions, rights-of-way and other matters, excepting only the Permitted Exceptions and any other matter consented to in writing by Buyer pursuant to Section 12(a) hereof.

              (2) The  representations  and  warranties  of Seller  set forth in
Section 11 hereof shall be true, correct and complete in all material respects on and as of the Closing Date.

              (3) Neither Seller, BVI nor Erickson shall, at any time during the term of this Agreement, file or have filed against it a petition seeking relief under the bankruptcy or other similar laws of the United States or any state thereof.

              (4) Buyer shall have been provided with, and shall have approved in its reasonable discretion (not to be unreasonably withheld), complete copies of the relevant Bond Facility Documents, Community Lease and all amendments, Community Loan Documents, Community Management Agreement, Development Agreement, Purchase Option Agreement and Purchase Option Mortgage.

              (5) Guarantor shall have duly executed and delivered original counterparts of the Guaranty, as well as related documentation as described and provided therein to Buyer.

              (6) BVI shall have obtained the Bond Facility and the relevant parties shall have duly executed and delivered (and Seller shall have provided to Buyer fully signed counterparts of) the Bond Facility Documents, and the Bond Facility shall be in full force and effect and in good standing.

              (7) Tenant and BVI shall have duly executed and delivered a true and complete copy of the Community Lease to Buyer and the Community Lease shall be in full force and effect and in good standing.

              (8) Community Manager and BVI shall delivered a true and complete copy of the Community Management Agreement to Buyer and the Community Management Agreement shall be in full force and effect and in good standing.

              (9) Developer and Tenant shall have duly executed and delivered an original counterpart of the Development Agreement to Buyer and the Development Agreement shall be in full force and effect and in good standing.

              (10) BVI and Seller shall have provided to Buyer true and complete copies of the Community Loan Documents and the Community Loan shall be properly funded, in full force and effect and in good standing.

              (11) The environmental assessment approved by Buyer during the Inspection Period shall continue to accurately reflect the environmental condition of the Premises.

              (12) Buyer shall have received the Title Commitment "marked-up" and effectively dated as of the Closing, deleting all requirements thereunder so as to obligate the Title Company unconditionally to issue to Buyer an original owner's policy of title insurance in the amount of the Purchase Price subject only to the Permitted Exceptions.

              (13) Title Company shall deliver to Buyer a "closing protection" or "insured closing" letter, evidencing the authority of any agent of Title Company which conducts the Closing and issues the Buyer's owner's policy of title insurance for or on behalf of Title Company.

If the foregoing contingencies as set forth in sub-Sections (a) or (b) of this
Section 5 are not satisfied within the respective time periods set forth above, then in addition to any rights afforded by Section 15 of this Agreement, Buyer shall be entitled to terminate this Agreement by delivering written notice thereof to Seller and Escrow Agent in accordance with and subject to the provisions of Section 10(b) below, whereupon the Earnest Money Deposit and all interest earned thereon shall be returned to Buyer and this Agreement shall terminate and become null and void and all parties hereto shall be relieved of all obligations hereunder. If the contingencies set forth in sub-Section (c) of this Section 5 are not satisfied by the Closing Date, then in such event it shall be treated as though Seller were in default hereunder for the limited purpose of allowing Buyer to exercise its limited remedies as afforded by
Section 15 of this Agreement.

         6. Deliveries at Closing. At Closing the parties shall deliver to each other the documents and items indicated below:

              (a) Seller shall deliver to Buyer:

                  (1) An appropriate "Owner's Affidavit" or other acceptable evidence attesting to the absence of liens, rights of parties in possession, other than Tenant, BVI and Community Residents (and existing commercial service tenants within the Community, the names and interests of which shall be disclosed to Buyer in writing prior to Closing), and other encumbrances other than the Permitted Exceptions, so as to enable Title Company to delete the "standard" exceptions for such matters from Buyer's owner's policy of title insurance and otherwise insure any "gap" period occurring between the Closing and the recordation of the closing documents;

                  (2) A duly executed Deed of conveyance with respect to the Premises subject to no exceptions other than the Permitted Exceptions, in substantially the form attached as Exhibit G, or as otherwise approved by Buyer, Seller and the Title Company and revised as needed to conform to the requirements of state law for the state in which the Premises are located;

                  (3) An Assignment of Licenses, Permits, Plans, Contracts and Warranties with respect to the Premises in substantially the form attached as Exhibit E, or as otherwise approved by Buyer and Seller, together with copies of the documents assigned thereby (as request by Buyer), assigning and/or reserving unto the Tenant, however, (i) the right to enforce the same during the term of the Lease; (ii) all construction, development and operating licenses necessary for Tenant or BVI to retain for proper licensing, development, leasing and operation of the Community Facilities as contemplated hereunder and under the Ground Lease; and (iii) any licenses, permits, plans, contracts and warranties necessary for Tenant to permit and construct the Improvements;

                  (4) Two (2) counterparts of the Lease duly executed by Tenant;

                  (5) Three (3) signed counterparts of the closing statement;

                  (6) Two (2) counterparts of a release and attornment agreement between Buyer and BVI, in form reasonably acceptable to both parties, whereby BVI will release its existing leasehold or other interests in the Premises (but not the related rights relating to the Premises as derived under the Community Lease, or Community Loan Documents) and whereby BVI agrees that it will attorn to Buyer and Buyer agrees to recognize BVI as its tenant in the event that the Lease is terminated, and certain related terms and provisions relating to the amounts funded or which would have been funded under the Community Loan (the "Community Lease Non-Disturbance and Attornment Agreement");

                  (7) A Tri-Party Agreement between Buyer, CNL Parent and the secured party(ies) under the Bond Facility Documents whereby in consideration of Buyer's subordination of its interest in the Premises to those of the secured party the secured party will provide the Buyer and/or CNL Parent with certain rights and remedies in the event of a default under the Bond Facility;

                  (8) A multi-party Agreement between Buyer (as ground landlord), Seller (as ground tenant) and BVI whereby in consideration of BVI will provide the Buyer and/or CNL Parent with certain rights and remedies in the event of a default thereunder or under the Community Loan;

                  (9) A form of Developer SNDA in form reasonably acceptable to Buyer pursuant to which the Developer agrees in favor of Buyer to perform under the Development Agreement in the event of a default by Tenant thereunder and/or under the Lease;

                  (10) An appropriate FIRPTA Affidavit or Certificate evidencing that Seller is not a foreign person or entity under Section 1445(f)(3) of the Internal Revenue Code, as amended;

                  (11) All certificates of insurance, insuring Buyer as the owner of the Premises, which are required by the Lease to be furnished by the Tenant to the landlord;

                  (12) An opinion from Seller's and Erickson's counsel on matters and in the form reasonably satisfactory to Buyer and relating to due organization and good standing of Seller and Erickson, the due authorization, execution and delivery of the closing documents delivered by Seller and Erickson and such other related parties involved in the transaction as Buyer may reasonably require, and the enforceability of the Lease and related documents against Tenant and the Guaranty and other Erickson documents against Erickson;

                  (13)   Certified   copies  of   applicable   resolutions   and
certificates of incumbency with respect to the Seller/Tenant and such other related parties involved in the transaction as Buyer may reasonably require;

                  (14) A certificate of a duly authorized officer of the managing member of Seller confirming the continued truth and accuracy of the representations and warranties of the Seller made in this Agreement; and

                  (15) Such other closing documents as are reasonably necessary and proper in order to consummate the transaction contemplated by this Agreement, including those (if any) required to be delivered by Seller pursuant to Section 5(d) above.

              (b) Buyer shall deliver to Seller:

                  (1) The Purchase Price, less all the deductions, prorations, and credits provided for herein;

                  (2)Three  (3)  duly  executed   counterparts  of  the  closing
statement;

                  (3) Two (2) counterparts of the Lease duly executed by Buyer;

                  (4) An acknowledgement by Buyer and BVI reflecting the relative priority of the Community Loan Documents;

                  (5) An acknowledgement by Buyer and BVI reflecting the relative priority of the Purchase Option Agreement;

                  (6) An acknowledgement by Buyer and BVI reflecting the relative priority of the Purchase Option Mortgage;

                  (7) If necessary, a non-recourse mortgage joinder by and in a form reasonably acceptable to Buyer to the mortgage securing the Bond Facility subjecting the Premises to the lien thereof; and

                  (8) Appropriate execution counterparts signed by Buyer (and CNL Parent) of the documents to which they are party which are being delivered pursuant to Section 6(a) above.

         7. Closing and Other Costs, Adjustments and Prorations. The Closing costs shall be allocated and other closing adjustments and prorations made between Seller and Buyer as follows:

              (a) The Seller shall be charged with the following items, all of which shall be credited against, and shall reduce dollar-for-dollar, the Purchase Price payable to Seller at the Closing: the usual and customary costs and expenses set forth in a settlement statement with respect to a conveyance of this nature (excluding only those expenses specifically described below as the responsibility of Buyer) including without limitation (i) all real estate conveyance taxes and other transfer taxes, if any, imposed by state or local authorities (including those transfer taxes customarily paid by a grantee) and all recording charges; (ii) costs of removing any lien, assessment or encumbrance required to be discharged hereunder in order to convey title to the Premises as herein provided, including, without limitation, any prepayment penalties or fees incurred in connection therewith; (iii) the cost of the owner's policy of title insurance (ALTA Form, including any additional premiums to delete the "standard" exceptions for parties in possession, matters of survey and construction lien claims, and to issue such Endorsements as Buyer may request provided the same are permitted by law and are customary in similar commercial transactions); (iv) legal fees and expenses of Seller; (v) all fees, if any, for the transfer by Seller to Buyer of any relevant warranties, guaranties or similar protections relating to the Premises, to the extent assignable; and (vi) Seller's Reimbursement to be credited to Buyer at Closing as reimbursement for Buyer's third-party inspection, review and other acquisition costs.

              (b) The Buyer shall be charged with the following items in addition to the Purchase Price payable to Seller at Closing: (i) fees and expenses of Buyer's counsel; (ii) recording costs for the deed; and (iii) Buyer's third-party inspection, review and other acquisition costs to the extent the same exceed the Seller's Reimbursement and are not otherwise specifically to be paid by Seller pursuant to the terms of this Agreement.

              (c) As the Lease is to be entered into between Buyer and Tenant effective as of the Closing Date, it shall not be necessary for rent or any other charges payable under the Lease to be prorated at Closing, and all rent and other charges payable under the Lease shall be the property of Buyer.

(d) Taxes, assessments and other charges shall not be prorated as of Closing, as Seller shall be responsible for such matters relating to the period prior to Closing, and Tenant shall be responsible for such matters from and after Closing. Certified, confirmed and ratified special assessments liens as of the Closing Date are to be paid by Seller. Seller shall also pay and be responsible for any "rollback" taxes or retroactively assessed taxes which arise out of or relate to any prior use of the Premises or any improper or inadequate assessment of the Premises for the period prior to the Closing, which obligation shall expressly survive the Closing.

         8. Inspections. Subject to the rights of any tenant or other party lawfully in occupancy, Buyer through its agents, employees and independent contractors shall have the right from time to time prior to the Closing Date, upon prior notice to Seller, to enter the Premises for the purpose of inspecting the same and performing environmental and other tests thereon. Buyer shall indemnify and hold harmless Seller and its contractors, agents, employees and affiliates from and against any claims, losses, damages and costs arising out of any inspection of and testing at the Premises by Buyer, its agents and representatives. Buyer shall not, and shall not permit its agents or representatives to, disrupt Seller's, Developer's, the Community Manager's or the Community Residents' or the commercial service tenants' activities at the Premises.

         9. Title to Premises; State of Title to be Conveyed. At the Closing, Buyer shall receive fee simple title to the Premises free from all liens, encumbrances, restrictions, rights-of-way and other matters, excepting only the Permitted Exceptions and any other matter consented to in writing by Buyer pursuant to Section 12(a) hereof.

10. Escrow Agent. By its execution hereof, Escrow Agent shall accept the escrow contemplated herein. The Earnest Money Deposit shall be held by the Escrow Agent, in trust, on the terms hereinafter set forth.

              (a) After clearance of funds, the Earnest Money Deposit shall be held by Escrow Agent in an account meeting the requirements of Section 3(c) above, and shall not be commingled with any funds of the Escrow Agent or others. Escrow Agent shall promptly advise Seller and Buyer that the Earnest Money Deposit is made and the account number under which it has been deposited following clearance of funds.

              (b) The Escrow Agent shall deliver the Earnest Money Deposit to Seller or to Buyer, as the case may be, under the following conditions:

                  (1) To Buyer upon receipt of notice of termination of this Agreement by Buyer at any time prior to the expiration of the Inspection Period.

                  (2) To Seller on the Closing Date, provided Closing shall occur pursuant to the Agreement.

                  (3) To Seller upon receipt of written demand therefor ("Seller's Demand for Deposit") stating that Buyer has defaulted in the performance of Buyer's obligation to close under this Agreement and the facts and circumstances underlying such default, provided, however, that the Escrow Agent shall not honor such demand until more than ten (10) days after the Escrow Agent shall have sent a copy of such demand to Buyer in accordance with the provisions of Section 10(c) of this Agreement nor thereafter, if the Escrow Agent shall have received a "Notice of Objection" (as hereinafter defined) from Buyer within such ten (10) day period.

                  (4) To Buyer upon receipt of written demand therefor ("Buyer's Demand for Deposit") stating that this Agreement has been terminated in accordance with the provisions hereof for any reason other than as provided in
Section 10(b)(1) above, or that Seller has defaulted in the performance of any of Seller's obligations under this Agreement and the facts and circumstances underlying the same; provided, however, that the Escrow Agent shall not honor such demand until more than ten (10) days after the Escrow Agent shall have sent a copy of such demand to Seller in accordance with the provisions of Section 10(c) of this Agreement nor thereafter, if the Escrow Agent shall have received a Notice of Objection from Seller within such ten (10) day period.

              (c) Within two (2) business days of the receipt by the Escrow Agent of a Seller's Demand for Deposit or a Buyer's Demand for Deposit the Escrow Agent shall send a copy thereof to the other party in the manner provided in Section 16 of this Agreement. The other party shall have the right to object to the delivery of the Deposit by sending written notice (the "Notice of Objection") of such objection to the Escrow Agent in the manner provided in
Section 16 of this Agreement, which Notice of Objection shall be deemed null and void and ineffective if such Notice of Objection is not received by the Escrow Agent within the time periods prescribed in Section 10(b) of this Agreement. Such notice shall set forth the basis for objecting to the delivery of the Deposit. Upon receipt of a Notice of Objection, the Escrow Agent shall promptly send a copy thereof to the party who sent the written demand.

              (d) In the event the Escrow Agent shall have received the Notice of Objection within the time periods prescribed in Section 10(b) of this Agreement, the Escrow Agent shall continue to hold the Earnest Money Deposit until (i) the Escrow Agent receives written notice from Seller and Buyer directing the disbursement of the Earnest Money Deposit, in which case the Escrow Agent shall then disburse the Earnest Money Deposit in accordance with such joint direction, or (ii) litigation shall occur between Seller and Buyer, in which event the Escrow Agent shall deliver the Earnest Money Deposit to the clerk of the court in which said litigation is pending, or (iii) the Escrow Agent takes such affirmative steps as the Escrow Agent may, at the Escrow Agent's option, elect in order to terminate the Escrow Agent's duties including, but not limited to, depositing the Earnest Money Deposit in the appropriate court for the County in which the Premises is located, and bringing an action for interpleader, the costs thereof to be deducted from the amount so deposited into the registry of the court; provided, however, that upon disbursement of the deposited amount pursuant to court order or otherwise, the prevailing party shall be entitled to collect from the losing party the amount of such costs and expenses so deducted by the Escrow Agent.

              (e) The duties of the Escrow Agent are only as herein specifically provided, and Escrow Agent shall incur no liability whatever except for willful misconduct or gross negligence as long as the Escrow Agent has acted in good faith. The Seller and Buyer each release the Escrow Agent from any act done or omitted to be done by the Escrow Agent in good faith in the performance of its duties hereunder.

              (f) Upon making delivery of the Earnest Money Deposit in the manner herein provided, the Escrow Agent shall have no further liability hereunder.

              (g) The Escrow Agent shall either execute this Agreement or indicate in writing that it has accepted the role of Escrow Agent pursuant to this Agreement which in either case will confirm that the Escrow Agent is holding and will hold the Earnest Money Deposit in escrow, pursuant to the provisions of this Agreement.

         11. Covenants, Representations and Warranties. (a) In order to induce Buyer to enter into this Agreement and purchase the Premises, Seller makes the following covenants, agreements, representations and warranties:

                  (1) Seller has obtained all necessary authorizations and consents to enable it to execute and deliver this Agreement and to consummate the transaction contemplated hereby, including without limitation all authorizations and consents required to be obtained from governmental authorities during the course of, and upon completion of, construction of the Improvements (other than building permits and similar final construction permits for the Improvements not yet under construction, which Seller has no reason to believe will not be available in the ordinary course when needed).

                  (2) Seller holds fee simple title to the Premises, free of all liens, assessments and encumbrances except for the Permitted Exceptions, and liens and encumbrances which will be paid and discharged or otherwise released at or prior to the Closing.

                  (3) Seller has no knowledge of any condition or state of facts which would preclude, limit or restrict the business operations contemplated, pursuant to the terms of the Lease, to be conducted by Tenant at the Premises.

                  (4) Except as set forth in the Permitted Exceptions or as provided to Buyer within thirty (30) days of the Effective Date of this Agreement, or ten (10) days prior to the end of the Inspection Period or ten
(10) days prior to Closing, whichever is earlier, there are no contracts or obligations affecting the Premises to which Buyer will be bound upon Closing.

                  (5) To Seller's knowledge, the Premises and the proposed use thereof by Tenant and the condition thereof do not violate in any material respect any applicable deed restrictions, zoning or subdivision regulations, urban redevelopment plans, local, state or federal environmental law or regulation or any building code or fire code applicable to the Premises ("Applicable Laws and Restrictions"), and are not designated by any governmental agency to be in a flood plain area. Seller has, on or before the Effective Date, provided written notice to Buyer of any continuing, material violations of Applicable Laws and Restrictions known to Seller.

                  (6) As of the Closing Date (i) there shall exist no event which, with the giving of notice or the passage of time or both, currently would constitute an Event of Default under the Lease; (ii) Tenant shall not have any defense, set-off or counterclaim in respect of its obligations under the Lease arising as a result of Seller's actions or activities, or those of Seller's employees, agents or contractors; and (iii) all leasing commissions and fees with respect to the Lease, if any, have been paid in full by Seller or Tenant.

                  (7) There is no pending or, to Seller's knowledge, threatened litigation or other proceeding affecting the title to or the use or operation of the Premises.

                  (8) Seller is not a  "foreign  person"  within the  meaning of
Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and Seller shall certify its taxpayer identification number at Closing.

                  (9) To Seller's knowledge, there are no federal, state, county or municipal plans to restrict or change access from any highway or road to the Premises.

                  (10) The Premises (other than appurtenant easement areas) are a separate parcel for real estate tax assessment purposes.

                  (11) All of the financial data regarding the construction, ownership and operation of the Premises that Seller has provided to Buyer is true, complete and correct.

                  (12) To the best of Seller's knowledge the Project, including, without limitation, the completed Improvements have been constructed in accordance with (i) the Plans and (ii) applicable building codes, laws and regulations in a good, substantial and workmanlike manner.

                  (13) (a) No Hazardous Materials are or will be stored, treated, disposed of or incorporated into, on or around the Premises in violation of any applicable statutes, ordinances or regulations; (b) the Premises are in material compliance with all applicable environmental, health and safety requirements; (c) any business currently operated on the Premises has disposed of its waste in accordance with all applicable statutes, ordinances and regulations; (d) Seller has no notice of any pending or, to the best of Seller's knowledge, threatened action or proceeding arising out of the condition of the Premises or any alleged violation of environmental, health or safety statutes, ordinances or regulations; and (e) to the best of Seller's knowledge and belief the environmental reports provided to Buyer during the Inspection Period accurately reflect the status of the Premises in regard to any potential contamination of the Premises relating to Hazardous Materials and prior uses of the Premises involving Hazardous Materials.

                  (14) Seller, Brooksby, Manager and Community Manager, as applicable, have operated the Improvements in compliance with all applicable federal and state laws and regulations, including, but not limited to, Medicare and Medicaid laws and regulations.

                  (15) Seller specifically acknowledges and understands that where Seller knows of any fact(s) materially affecting the value or desirability of the Premises, and where such fact(s) relate(s) to the Premises specifically and not to economic conditions generally (and are not readily apparent from due diligence materials which have been delivered to Buyer), and whether said fact(s) is/are readily observable or not, Seller hereby assumes and accepts a duty to disclose said fact(s) to Buyer. Seller warrants that, other than as may be disclosed in the foregoing representations and warranties, Seller has no knowledge of any other fact(s) specifically relating to and materially affecting the value or desirability of the Premises whether or not said fact(s) is/are readily observable.

         All of the representations, warranties and agreements of Seller set forth herein and elsewhere in this Agreement shall be true upon the execution of this Agreement and shall be reaffirmed and repeated in writing at and as of the Closing Date, but not subsequent to the Closing Date, and, except those made in
Section 11.(a)(2) of this Agreement, shall survive the Closing Date.

              (b) In order to induce Seller to enter into this Agreement and to induce Seller to sell the Premises, Buyer makes the following covenants, agreements, representations and warranties, all of which shall survive the Closing and the purchase and sale of the Premises:

                  (1) Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of Florida. Buyer has all requisite power and authority under the laws of the State of Florida and its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

                  (2) Buyer has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery hereof, this Agreement shall constitute the valid and binding agreement of Buyer.

         12. Covenants of Seller Pending Closing. Between the date hereof and the Closing Date:

              (a) Seller shall not enter into any contracts for services or otherwise that may be binding upon Buyer or its interests in the Premises subsequent to Closing, nor grant or permit the granting of any easements or licenses affecting the Premises, nor take or permit any legal action in connection with the Premises which will affect Buyer's title to the Premises, nor enter into or consent to any leases of space in the Premises (other than amendments to the Community Lease to incorporate additional phases of the Project into the Community Lease, or additional leases for commercial services for Community Residents on terms comparable to existing commercial services leases) without the prior written consent of Buyer, which shall not be unreasonably withheld or delayed, and if denied shall be accompanied by a reasonably detailed explanation of the reason for such denial. Buyer shall promptly provide, and the Lease will require Buyer to provide, on conditions reasonably acceptable to Buyer, all consents and approvals necessary for the orderly and efficient development and construction of the remaining Improvements upon the Premises, including subjecting the Premises to easements or to dedicate parcels required by governmental or quasi-governmental authorities as reasonably approved by Buyer as being necessary for the orderly development of the Premises as contemplated under the Lease.

              (b) Seller shall within two (2) business days following receipt thereof (or the day of receipt if received the day prior to the Closing Date) provide Buyer with copies of any letters regarding, or notices of, claims or violations received by Seller from governmental authorities or other third parties and relating to or materially affecting the Premises.

              (c) Seller shall, at no expense to Seller, reasonably cooperate with Buyer in connection with Buyer's obtaining any insurance which may be required to be maintained by Buyer with respect to the Premises following the Closing.

         13. Eminent Domain. If prior to the date of the Closing, Seller acquires knowledge of any pending or threatened action, suit or proceeding to condemn or take all or any part of the Premises under the power of eminent domain, then Seller shall immediately give notice thereof to Buyer. If such condemnation would otherwise give Tenant the option to reduce or abate rent or terminate the Lease, then, at Buyer's option, buyer may terminate this Agreement, whereupon the full amount of the Earnest Money Deposit shall be paid by Escrow Agent to Buyer, and all parties shall thereupon be relieved of all further liability hereunder. If such condemnation would not otherwise give Tenant the option to reduce or abate rent or terminate the Lease, or if it gives Tenant such option and Tenant waives such option in writing, then Seller will promptly commence the reconstruction and the parties shall proceed with the Closing in accordance with, and subject to, the terms hereof (in which event the Purchase Price shall not be affected or adjusted and all condemnation proceeds, after application of amounts for any necessary reconstruction to restore the Premises, will be the property of Tenant.

         14. Casualty. If prior to the date of the Closing the Premises, or any portion thereof, shall be damaged or destroyed by reason of fire, storm, accident or other casualty, then Seller shall immediately give notice thereof to Buyer. If such casualty would otherwise give Tenant the option to reduce or abate rent or terminate the Lease, then Buyer, at its option, may terminate this Agreement, whereupon the full amount of the Earnest Money Deposit shall be paid by Escrow Agent to Buyer, and all parties shall thereupon be relieved of all further liability hereunder. If such casualty would not otherwise give Tenant the option to reduce or abate rent or terminate the Lease, or if it gives Tenant such option and Tenant waives such option in writing, then the parties shall proceed with the Closing in accordance with, and subject to the terms hereof. In such event, all such proceeds of any insurance plus the amount of any deductible (which shall be paid by Seller) will be applied toward reconstruction.

        15. Remedies Upon Default.

              (a) In the event Buyer breaches or defaults under any of the terms of this Agreement prior to or on the Closing Date, the sole and exclusive remedy of Seller shall be to receive from Escrow Agent the full amount of the Earnest Money Deposit, and Buyer shall have no right therein. Buyer and Seller acknowledge and agree that (i) the Earnest Money Deposit and any interest earned thereon if received in accordance with the terms of this Agreement is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Seller as a result of having withdrawn the Premises from sale and the failure of Closing to occur due to a default of Buyer under this Agreement; (ii) the actual damages suffered and costs incurred by Seller as a result of such withdrawal and failure to close due to a default of Buyer under this Agreement would be extremely difficult and impractical to determine; (iii) Buyer seeks to limit its liability under this Agreement to the amount of the Earnest Money Deposit and any interest earned thereon if the transaction contemplated by this Agreement does not close due to a default of Buyer under this Agreement; and (iv) such amount shall be and constitute valid liquidated damages.


              (b) In the event Seller defaults under any of the terms of this Agreement on or prior to the Closing Date (including, without limitation, by failing or refusing to deliver any items required to be delivered pursuant to
Section 5 or Section 6 of this Agreement), Buyer shall, as its sole and exclusive remedy hereunder, be entitled to (i) receive a refund of the Earnest Money Deposit and terminate this Agreement, and (ii) recover damages incurred as a result of such default, which shall be deemed to be equal to all actual costs incurred by Buyer in connection with its proposed acquisition hereunder. The foregoing shall not limit or affect in any way the remedies and rights accruing to Buyer in the event of a default arising after the consummation of the Closing hereunder (including damages resulting from a breach of any warranty or representation of Seller as of the Closing, even if the same is not discovered until after the Closing, to the extent the same survive the Closing), for which Buyer shall be entitled to exercise any and all remedies as provided or allowed under applicable law.


         16. Notices. All notices, elections, requests and other communication hereunder shall be in writing and shall be deemed given (i) when personally delivered, or (ii) two (2) business days after being deposited in the United States mail, postage prepaid, certified or registered, or (iii) the next business day after being deposited with a recognized overnight mail or courier delivery service, or (iv) when transmitted by facsimile or telecopy transmission, with receipt acknowledge upon transmission; addressed as follows (or to such other person or at such other address, of which any party hereto shall have given written notice as provided herein):

     If to Seller:           Peabody Campus, LLC
                             701 Maiden Choice Lane
                             Catonsville, Maryland 21228
                             Attn: Mr. Jeffrey A. Jacobson
                             Phone:     410-737-8914
                             Fax:       410-737-8828

     If to Buyer:            CNL Retirement ER1, LP
                             c/o CNL Retirement Corp.
                             CNL Center at City Commons
                             450 South Orange Avenue
                             Orlando, Florida 32801
                             Attention: Chief Operating Officer
                             Phone:     (407) 835-3201
                             Fax:       (407) 835-3232

     with a copy to:         Lowndes, Drosdick, Doster, Kantor
                               & Reed, P.A.
                             215 North Eola Drive
                             Post Office Box 2809
                             Orlando, Florida 32802
                             Attention: Scott C. Thompson, Esquire
                             Phone:     (407) 843-4600
                             Fax:       (407) 843-4444

     If to Escrow Agent:     Chicago Title Insurance Company, Atlanta National
                             Business Unit
                             5775-C Peachtree Dunwoody Road, Suite 200
                             Atlanta, Ga. 30342
                             Attn:      Chris Valentine, Manager
                             Phone:     800-282-7997
                             Fax:       404-303-6307


         17. Brokerage Commissions. Seller and Buyer each warrant to the other party that no finders or brokers have been involved with the introduction of Buyer and Tenant and/or the execution and delivery of the Lease and the leasing of the Premises pursuant thereto. In the event of a breach of the foregoing warranties, the breaching party agrees to save, defend, indemnify and hold harmless the non-breaching party from and against any claims, losses, damages, liabilities and expenses, including but not limited to attorneys' fees. The obligations of this Section shall survive the Closing or earlier termination of this Agreement.


         18. Miscellaneous Provisions.

              (a) Assignment; Binding Effect. Buyer may not assign its rights or obligations hereunder without the prior written consent of Seller, not to be unreasonably withheld. Seller shall not have the right to assign its rights and obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective successors and assigns.

              (b) Captions. The several headings and captions of the Sections and subsections used herein are for convenience of reference only and shall in no way be deemed to limit, define or restrict the substantive provisions of this Agreement.

              (c) Entire Agreement; Recording. This Agreement constitutes the entire agreement of Buyer and Seller with respect to the purchase and sale of the Premises, and supersedes any prior or contemporaneous agreement with respect thereto. No amendment or modification of this Agreement shall be binding upon the parties unless made in writing and signed by both Seller and Buyer. Neither this Agreement nor any Memorandum thereof shall be recorded by any party and, if recorded by any party, the other party hereto may immediately terminate all of its obligations under this Agreement.

              (d) Time of Essence. Time is of the essence with respect to the performance of all of the terms, conditions and covenants of this Agreement.

              (e) Cooperation. Buyer and Seller shall cooperate fully with each other to carry out effectively the purchase and sale of Premises in accordance herewith and the satisfaction and compliance with all of the conditions and requirements set forth herein, and shall execute such instruments and perform such acts as may be reasonably requested by either party hereto.

              (f) Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws and customs of the State in which the Premises are located.

              (g) Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

              (h) Attorneys' Fees. In the event any party to this Agreement should bring suit against the other party in respect to any matters provided for herein, the prevailing party shall be entitled to recover from the non-prevailing party its costs of court, legal expenses and reasonable attorneys' fees. As used herein, the "prevailing party" shall include, without limitation, any party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action.

              (i) Certain References. As used in this Agreement, the words "hereof," "herein," "hereunder" and words of similar import shall mean and refer to this entire Agreement and not to any particular article, section or paragraph of this Agreement, unless the context clearly indicates otherwise.

              (j) Time Periods. Unless otherwise expressly provided herein, all periods for performance, approval, delivery or review and the like shall be determined on a "calendar" day basis. If any day for performance, approval, delivery or review shall fall on a Saturday, Sunday or legal holiday, the time therefor shall be extended to the next business day.

              (k) Authority. Each person executing this Agreement, by his or her execution hereof, represents and warrants that they are fully authorized to do so, and that no further action or consent on the part of the party for whom they are acting is required to the effectiveness and enforceability of this Agreement against such party following such execution.

              (l) Severability. If any provision of this Agreement should be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

              (m) Waiver. One or more waivers of any covenant, term or condition of this Agreement by either party shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by either party to or of any act by the other party requiring such consent or approval shall not be deemed to waiver or render unnecessary consent to or approval of any subsequent similar act.

              (n) Relationship of the Parties. Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that no provision contained herein, nor any acts of the parties hereto shall be deemed to create the relationship between the parties hereto other than the relationship of seller and buyer.

              (o) Termination. This Agreement shall be void and of no force and effect unless signed by Seller and delivered to Buyer no later than five (5) days following the date of Buyer's execution of this Agreement.

                        [SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Real Estate Purchase and Sale Contract on the date first above written.

SELLER:                                   BUYER:

PEABODY CAMPUS, LLC, a  Maryland          CNL RETIREMENT ER1, LP,
limited liability company                 a Delaware limited partnership



By: Erickson Retirement Communities, LLC,  By: CNL Retirement ER1 GP, LLC,
a Maryland limited liability company.      a Delaware limited liability company.
Its:  Sole Member/Authorized Agent         Its:  General Partner

By:   /s/ Jeffrey A. Jacobson              By:      /s/ Bradley B. Rush
      -----------------------                      -------------------
      Jeffrey A. Jacobson,                 Name:    Bradley B. Rush
                                                    -----------------
      Managing Director                    Title:   Senior Vice President

                                           Date:    As of September 1, 2002
Date: As of September 1, 2002
                                    ESCROW AGENT:

                                    CHICAGO TITLE INSURANCE COMPANY


                                    By:    /s/ R. Eric Taylor
                                           ------------------
                                    Name:  R. Eric Taylor
                                           ------------------
                                    Title: Vice President & Senior Counsel

                                    EXHIBIT A

                             DESCRIPTION OF PREMISES
                             -----------------------

                                    EXHIBIT B

                              INTENTIONALLY OMITTED
                              ---------------------

                                    EXHIBIT C

                              INTENTIONALLY OMITTED
                              ---------------------

                                    EXHIBIT D

                              INTENTIONALLY OMITTED
                              ---------------------

                                    EXHIBIT E


         THIS ASSIGNMENT OF LICENSES, PERMITS, PLANS, CONTRACTS AND WARRANTIES (this "Assignment") is made and entered into as of the _____ day of September, 2002, by PEABODY CAMPUS, LLC, a Maryland limited liability company, having a mailing address at 701 Maiden Choice Lane, Catonsville, MD 21228 ("Assignor"), in favor of CNL RETIREMENT ER1, LP, a Delaware limited partnership, having a mailing address at CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801 ("Assignee");

                              W I T N E S S E T H:
                              -------------------

         WHEREAS, Assignor has this day conveyed to Assignee certain real property located in Peabody, Essex County, Massachusetts and more particularly described on Exhibit A attached hereto and made a part hereof (the "Land"); and

         WHEREAS, in conjunction with the conveyance of the Land, Assignor has agreed to assign all of its right, title and interest in and to certain licenses, permits, plans, contracts and warranties relating to the design, development, construction, ownership, operation, management and use of the Land and the improvements located thereon (together, the "Real Property").

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

         1. Assignment. Assignor does, to the extent permitted by law, hereby transfer, assign and set over to Assignee to the extent assignable all of Assignor's right, title and interest in and to (i) all general intangibles relating to the design, development, construction, ownership, operation, management and use of the Real Property, (ii) all certificates of occupancy, zoning variances, licenses, building, use or other permits, approvals, authorizations and consents obtained from and all materials prepared for filing or filed with any governmental agency in connection with the design, development, construction, ownership, operation, management and use of the Real Property, (iii) all architectural drawings, plans, specifications, soil tests, feasibility studies, appraisals, engineering reports and similar materials relating to the Real Property, and (iv) all contract rights (including without limitation rights to indemnification), payment and performance bonds or warranties or guaranties relating to the Real Property, RESERVING UNTO ASSIGNOR, however, any right, title or interest in and to any of the foregoing which may be necessary or advisable in connection with Assignor's continued operation of its business at the Real Property as tenant under a Ground Lease (the "Ground Lease") between Assignee, as landlord, and Assignor, as tenant, dated on or about the date hereof (the items described in this Section 1 being hereinafter referred to as the "Licenses, Permits, Plans, Contracts and Warranties"); RESERVING, however, unto assignor the right to enforce the same during the term of the Lease Agreement between assignor, as tenant, and Assignee, as landlord, with respect to the Real Property.


         2. Representations and Warranties of Assignor. Assignor represents and warrants to Assignee that (i) the Licenses, Permits, Plans, Contracts and Warranties are in full force and effect, (ii) Assignor has duly and punctually performed or caused to be performed all and singular the terms, covenants and conditions of the Licenses, Permits, Plans, Contracts and Warranties to be performed by or on behalf of Assignor, (iii) Assignor has not received any notice of default, nor is Assignor aware of any default (or facts which, with the passage of time would result in a default) under any of the Licenses, Permits, Plans, Contracts and Warranties, (iv) Assignor has not received any notice of non-renewal or revocation of any of the Licenses, Permits, Plans, Contracts and Warranties and (v) except as contemplated by encumbrances and agreements permitted under the Ground Lease, Assignor has not sold, assigned, transferred, mortgaged or pledged its right, title and interest in any of the Licenses, Permits, Plans, Contracts and Warranties.

         3. Further Assurances. Assignor covenants with Assignee that it will execute or procure any additional documents necessary to establish the rights of Assignee hereunder and shall, at the cost of Assignee, take such action as Assignee shall reasonably request to enforce any rights under any of the Licenses, Permits, Plans, Contracts and Warranties that are, by their terms, not assignable to Assignee.

         4. Binding Effect. This Assignment shall be binding upon and inure to the benefit of Assignor, Assignee and their respective successors and assigns.


                     [Signature appears on following page.]

         IN WITNESS WHEREOF, Assignor has executed this Assignment as of the date set forth above.

Signed and sealed in              PEABODY CAMPUS, LLC, a Maryland
the presence of:                  limited liability company

                                  By: Erickson Retirement Communities, LLC,
                                  a Maryland limited liability company.
                                  Its:  Sole Member/Authorized Agent

                                  By:
                                        ------------------------
-------------------------------         Jeffrey A. Jacobson,
                                        Managing Director
Name:
      -------------------------

-------------------------------
Name:
      -------------------------

                                    EXHIBIT F

                             INTENTIONALLY OMITTED
                             ---------------------

                                    EXHIBIT G

                                      DEED
                                      ----

         PEABODY CAMPUS, LLC, a Maryland limited liability company, having a mailing address at 701 Maiden Choice Lane, Catonsville, MD 21228, for consideration of Dollars ($______________), grants to CNL RETIREMENT ER1, LP, a Delaware limited partnership, having a mailing address at CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801, with warranty covenants, the land in Peabody, Essex County, Massachusetts, more particularly bounded and described as set forth in Schedule A attached hereto and made a part hereof, inclusive only of the fee simple title to said land, but not including any improvements or any fixtures either now or hereafter located thereon.

         IN WITNESS WHEREOF, Erickson Retirement Communities, LLC, a Maryland limited liability company, the sole and Managing Member of PEABODY CAMPUS, LLC, a Maryland limited liability company, has caused its corporate seal to be hereto affixed and these presents to be signed, acknowledged and delivered in its name and behalf by Jeffery A. Jacobson, its authorized signatory, hereto duly authorized, this ____ day of September, 2002.

Signed and sealed in               PEABODY  CAMPUS,  LLC,  a  Maryland
the presence of:                         limited  liability company

                                   By: Erickson  Retirement  Communities,  LLC,
                                          a Maryland limited liability company

                                   Its: Sole Managing Member
---------------------------
Name:                              By:  _________________________
      ----------------------------
                                        Jeffrey A. Jacobson,
___________________________             Managing Director
                           -------
Name:

State of
         ---------------------------
County of
          --------------------------

         Then personally appeared Jeffrey A. Jacobson, as Managing Director of Erickson Retirement Communities, LLC, a Maryland limited liability company, as the sole and Managing Member of PEABODY CAMPUS, LLC, a Maryland limited liability company and acknowledged before me the foregoing Deed to CNL Retirement ER1, LP to be the free act and deed of PEABODY CAMPUS, LLC, a Maryland limited liability company.



                                Notary Public

                                                                   [SEAL]

                                My commission expires
                                                      -------------